FOR MORE INFORMATION, PLEASE CONTACT
The Piacente Group, Inc.
Brandi Floberg or Lee Roth
212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

Exhibit 99.1

SED INTERNATIONAL HOLDINGS REPORTS FISCAL 2010 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Achieves Annual Operating Income of $2 Million and Net Income of $0.06 per Diluted Share for Fiscal 2010

SED to Host Investment Community Conference Call Today at 4:30 PM Eastern Time

TUCKER, GA – September 21, 2010 – SED International Holdings, Inc. (OTCBB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced financial results for the fiscal 2010 fourth quarter and twelve months ended June 30, 2010.

Fourth Quarter Fiscal 2010 Financial Highlights, Year-over-year Comparison:

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Net sales increased 5.1% to $133.1 million, compared with $126.7 million.

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Grew operating income by approximately 36.4% to $993,000, compared to $728,000.

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Grew net income to $663,000, or $0.14 per diluted share, compared with net income of $183,000, or $0.05 per diluted share.

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SED’s return on invested capital (ROIC) for the fourth quarter of fiscal 2010 was 6.4%. The Company’s ROIC metric is calculated on an annualized basis using after-tax operating income divided by average quarter end stockholders’ equity and debt, net of cash.

Fiscal 2010 Financial Highlights, Year-over-year Comparisons:

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Net sales increased 14.6% to $541.7 million.

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Consumer electronics product sales increased 41.1% to $78.4 million.

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Microcomputer product sales, excluding handling revenue, increased 11.1% to $462.3 million.

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Domestic sales, including exports after eliminations, increased 15.2% to $425.5 million.

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Latin American sales increased 12.6% to $116.2 million, after translation into U.S. dollars. When measured in local currencies, Latin American sales increased 6%.

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Improved operating income to $2.0 million, compared with $425,000.

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Achieved net income of $302,000, or $0.06 per diluted share, compared with a net loss of $(1.1) million, or $(0.27) per diluted share. Net income for fiscal 2010 included a one-time employment settlement charge of $1.6 million in the second quarter. Excluding this charge, SED would have reported net income for fiscal 2010 of $1.9 million or $0.40 per diluted share.

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Improved cash position with cash and cash equivalents of $7.4 million, net trade receivables of $53.9 million, net inventories of $47.9 million, working capital of $19.1 million and total shareholder’s equity of $20.0 million as of June 30, 2010.

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At June 30, 2010, available borrowings under SED’s $50.0 million revolving credit facility with Wells Fargo were $22.1 million after deducting $1.8 million in reserves for outstanding letters of credit and $2.2 million under its $3.0 million line of credit with Banco de Credito.

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ROIC for fiscal 2010 was 3.3%. Excluding the $1.6 million one-time charge incurred in the second quarter of fiscal 2010, SED’s ROIC for fiscal 2010 was 5.8%.

Fiscal 2010 and Recent Corporate Highlights

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Added new vendors including ASUS, Canon, Dell Latin America & Caribbean, Polaroid, Sherwood Electronic Labs and VuPoint Solutions to broaden line card in the US and Latin America.

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Instituted an activity based cost model to create operational efficiencies designed to improve SED’s distribution strategy and margin profile.

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Reserved an additional $100,000 for purchases under its stock repurchase program.

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Appointed Samuel A. Kidston as Chairman of the Board and made key additions to its leadership team with Daniel Greenlee as Vice President of Domestic Sales, Jim Overwyk as Vice President of Operations and Ronell Rivera as General Manager of SED Colombia.

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Developed and instituted new vision, mission and core values statements to unify Company goals and recognize employees who exemplify important SED standards.

“Our ability to achieve annual profitability for the first time since 2006 is proof that our growth strategy and continued spending restraints are working,” said Jonathan Elster, SED’s President and Chief Executive Officer. “With five consecutive quarters of profitability, excluding one-time charges incurred in the second quarter, we now have a consistent track record that speaks to our achievements. During the year we gained new sizable customers, broadened our vendor scope and continued to grow our business. Our top-line gains were largely attributable to continued increases in sales of our laptops, consumables and hard drives, as well as improved consumer electronics sales and e-commerce sales, with growth in both the US and Latin America.”

Mr. Elster further stated, “We have accomplished a great deal while simultaneously implementing our go forward strategy to propel our continued growth. Our ecommerce channels are yielding terrific progress and we are realizing improved sales from our product placement initiatives, content enhancement programs, and continued vendor expansions and additions.

“In fiscal 2011, our primary focus will continue to be on sustained profitability and developing world-class performance capabilities throughout our organization.  Our strategic initiatives for the year are geared toward creating additional organizational efficiencies and expanding our sales, profits and customer base.  In July, we launched our activity based costing (ABC) model and are already seeing results. We believe this critical enhancement to our operations will improve our sales pricing decisions as we take full advantage of the ABC model.  Tactically, we plan to increase our warehouse efficiencies, refine our distribution point strategy, further integrate our Latin America financial reporting structure and institute Company-wide policies and procedures to more effectively align our goals. To support our growth, we will simultaneously invest in our most important asset, our people. Through our enhanced training courses we believe we can extract the best of our sales representatives, as we continue to grow our customers and vendors.

“It is through these core initiatives that we believe we can grow our sales, improve our margins and maintain tight expense control to drive continuing success.  We believe our aggressive strategy will serve both the Company and our shareholders as we continue to grow our business and demonstrate further gains to both our top and bottom line throughout the fiscal year,” Mr. Elster concluded.

Conference Call

SED’s CEO and CFO will host a teleconference and webcast today, beginning at 4:30 PM Eastern time to discuss its financial results and recent Company developments. Interested parties may participate in the conference call by dialing 1-877-941-4774 in the United States and Canada, and 480-629-9760 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through September 28, 2010. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4361562#.

The call will be also be available as a live, listen-only webcast on the “Investor Relations” section of the Company’s website at http://www.sedonline.com/CustomPages/aboutus/investor.aspx. Following the live webcast, an online archive will be available for 90 days.

For more detailed information on the full year fiscal 2010 financial results, please refer to SED’s related Form 10-K filed with the U.S. Securities & Exchange Commission, which will be accessible online at www.sec.gov or www.SEDonline.com.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$7,445,000	$3,570,000
Trade accounts receivable, less allowance for doubtful accounts of $542,000 (2010) and $584,000 (2009)	53,893,000	50,128,000
Inventories	47,948,000	38,532,000
Deferred tax assets, net	313,000	286,000
Other current assets	3,897,000	5,653,000
Total current assets	113,496,000	98,169,000
Property and equipment, net	926,000	720,000
Total assets	$114,422,000	$98,889,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$61,955,000	$47,417,000
Accrued and other current liabilities	10,129,000	7,670,000
Revolving credit facilities	22,297,000	25,093,000
Total liabilities	94,381,000	80,180,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	–	–
Common stock, $.01 par value; 100,000,000 shares authorized, 6,739,031 (2010) and 6,781,302 (2009) shares issued, 5,044,540 (2010)
and 5,086,811 (2009) shares outstanding	68,000	68,000
Additional paid-in capital	69,957,000	69,525,000
Accumulated deficit	(33,229,000)	(33,531,000)
Accumulated other comprehensive loss	(3,668,000)	(4,266,000)
Treasury stock, 1,694,491 shares, at cost	(13,087,000)	(13,087,000)
Total shareholders’ equity	20,041,000	18,709,000
Total liabilities and shareholders’ equity	$114,422,000	$98,889,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009

Net sales	$133,148,000	$126,732,000	$541,663,000	$472,478,000
Cost of sales	126,032,000	120,431,000	513,210,000	446,534,000
Gross profit	7,116,000	6,301,000	28,453,000	25,944,000
Selling, general and administrative expenses, excluding employment contract settlement expense and depreciation and amortization expense	5,939,000	5,671,000	24,674,000	23,151,000
Employment contract settlement expense	—	—	1,600,000	—
Depreciation and amortization expense	89,000	114,000	380,000	474,000
Foreign currency transactions loss (gain)	95,000	(212,000)	(201,000)	1,894,000
Operating income	993,000	728,000	2,000,000	425,000
Interest income	(20,000)	(25,000)	(93,000)	(115,000)
Interest expense	227,000	370,000	1,341,000	1,250,000
Income (loss) before income taxes	786,000	383,000	752,000	(710,000)
Income tax expense	123,000	200,000	450,000	378,000
Net income (loss)	$663,000	$183,000	$302,000	$(1,088,000)

Basic income (loss) per common share	$0.15	$0.05	$0.07	$(0.27)
Diluted income (loss) per common share	$0.14	$0.05	$0.06	$(0.27)